Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement,”) is entered into and effective the 22nd day of October, 2018 (the “Effective Date”), by and between Southwest Iowa Renewable Energy, LLC (“SIRE” or the “Company”), and Michael D. Jerke (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive desire to enter into a formal employment relationship to clearly define the duties, responsibilities, and compensation of the Executive;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.          Employment and Compensation.  As compensation for services rendered under this Agreement, the Executive shall receive the following:

(a) Base Salary:  The Company agrees to employ the Executive at an annualized Base Salary as set from time to time by the Company’s Board of Directors (“Board”), currently at Two Hundred Eighty Thousand Dollars ($280,000.00), payable in substantially equal installments on the regular payroll cycles of the Company.  Subsequent increases to this base salary may be made based on an annual review.

(b) Cash Bonus Plan:  The Executive shall also be entitled to participate in the Southwest Iowa Renewable Energy, LLC Cash Bonus Plan (the “Cash Bonus Plan”), as approved by the Board and as amended from time to time.  A copy of the current Cash Bonus Plan has been provided to the Executive.

Under the Cash Bonus Plan, the Executive’s Annual Incentive Bonus (if awarded) will be paid out annually, typically in late November.  The Executive is eligible for this annual bonus beginning with the fiscal year ending September 30, 2019. The Annual Incentive Bonus target is forty percent (40%) of Base Salary.  The actual amount of any Annual Incentive Bonus will be determined based on both the Executive’s individual contributions during each performance year (50%) and the Company’s results achieved (50%) against select metrics of the Company’s annual business plan.

 (c) Equity Incentive Plan:  The Executive shall also be entitled to participate in the Southwest Iowa Renewable Energy Equity Incentive Plan (the “Equity Incentive Plan”), as approved by the Board and as amended from time to time.  A copy of the current Equity Incentive Plan has been provided to the Executive.

(i) At-Hiring Grant:  Within thirty (30) days of the Term of this Agreement commencing, the Company will grant the Executive Equity Participation Units (as defined in the Equity Incentive Plan) with a value of $25,000.00, with the unit value having been calculated according to book value as of September 30, 2018.  These units will vest on their Grant Date (as defined in the Equity Incentive Plan).  The non-competition provisions of the At-Hiring Grant as agreed with the Executive shall apply to all future grants, notwithstanding any other provisions in the Equity Incentive Plan.

(ii) Annual Grant:  Within sixty (60) days after the Executive has completed one year of employment with the Company (and annually thereafter), the Board will evaluate the Executive’s performance to determine whether additional units will be awarded (to be granted within the same sixty (60) day timeframe).  If awarded, such units will be granted based on unit values calculated according to book value as of the September 30 preceding the Grant Date.  Annual grants of Equity Participation Units will become 100% vested on the third anniversary from the Grant Date. Unvested Equity Participation Units become fully vested in the event of a Change in Control and/or the Executive’s termination without Cause.  The target Annual Grant is for Equity Participation Units equal to $50,000.00 in book value as of the Grant Date.

(d) Signing Bonus:  The Executive shall be paid a cash signing bonus of $25,000.00 in the regularly scheduled payroll immediately following the Effective Date.

2.          Executive’s Duties.  For the Term of this Agreement, the Company agrees to employ the Executive as General Manager, President, and CEO.

(a) Duties:  The Executive shall perform for or on behalf of the Company such duties as are customary of the General Manager, President, and CEO, and such other duties as the Executive  shall be assigned from time to time, and the Executive’s total time commitment will normally be reasonably consistent with that normally expected of similarly situated executive level employees. The Executive shall perform such duties in accordance with the Company’s policies and practices, and subject only to such limitations, instructions, directions, and control as the Company may specify from time to time at its discretion.  The Executive shall serve the Company faithfully, diligently and to the best of his ability. The Executive shall devote all working time, ability, and attention to the business of the Company and during the Term of this Agreement and shall not, directly or indirectly, render any services to or for the benefit of any other business, corporation, organization, or entity, whether for compensation or otherwise, without the prior knowledge and written consent of the Company.  It is provided however, the Executive may serve as a director of one or more charitable or cultural enterprises, or for a for-profit entity’s Board of Directors, provided that such activities do not interfere with the performance of the Executive’s duties hereunder and do not create an actual or apparent conflict of interest, in each case with the prior approval of the Board in its sole discretion.

(b) Reporting Relationships:  The Executive shall report to the Company’s Board of Directors (“Board”).  All Company departments and employees will ultimately report to the Executive.

(c) Annual Review:  Company and Executive goals are to be determined jointly in good faith by the Board and the Executive within thirty (30) days of the Term of this Agreement commencing and annually thereafter with Board approval. Company performance is measured by factors that include financial, commercial, organizational, safety, and other relevant metrics.  Within sixty (60) days after the Executive has completed one year of employment with the Company (and annually thereafter), the Board will evaluate the Executive’s performance.   The Board will prepare a written performance evaluation for the Executive.  The Executive will be provided a copy of each such evaluation for review during or prior to the performance review.

3.          Term.  The term (the “Term”) of this Agreement shall commence on the Executive’s first day of employment with the Company on October 22, 2018.  The Executive’s employment with SIRE is “at-will.”  Both the Executive and the Company have the right to terminate the Term of this Agreement at any time and for any or no reason, and with or without advance notice to the other party.

The Term refers to the period during which the Executive is performing Services for the Company and the Company is paying compensation to the Executive. Obligations that are intended to survive the Term, including, but not limited to, the obligations under Section 8, shall survive the end of the Term.

4.          Benefits.  In addition to the compensation pursuant to Section 1 hereof, the Executive shall be entitled to receive the following:

(a) Participation in Employee Plans:  The Executive shall be entitled to participate in the Company’s various benefit plans, including at this time health, dental, vision, long-term care, disability benefit (short- and long-term), life insurance, and flexible spending accounts, and any other fringe benefits that may be extended generally from time to time to employees of the Company at a similar level of the Executive.

(b) 401(k):  The Executive is entitled to participate in the Company’s 401(k) plan.  The Executive is eligible to contribute to his 401(k) as of his first paycheck.  Contribution amounts are subject to plan limits.

(c) Paid Time Off (PTO) and Holidays:  The Executive shall be entitled to nine (9) paid Company holidays each year.  The Executive shall also be entitled to participate in the Company’s Honor PTO – Salaried Exempt Employees Plan, as well as the Company’s Short-Term Salary Continuation Program.  Copies of both as currently in force have been provided to the Executive.

(d) Company Vehicle:  The Executive shall be provided with a Company vehicle.  The Company will pay for insurance, taxes, gasoline, maintenance, and repairs for both business and personal use.  All mileage, both business and personal, must be recorded and reported to the Company.  To the extent required by law, the Company will report the value of such automobile and its usage as taxable income to the Executive.

The Executive’s benefits are subject to change in accordance with changes made for full-time employees of similar status.

5.          Relocation Requirements.  The Company encourages the Executive to relocate his primary residence to the Council Bluffs, Iowa area.  If the Executive elects to relocate and notifies the Company, he will be eligible to participate in the Relocation Program outlined in Section 6.

The Executive will not be required to relocate his primary residence to the Council Bluffs area during his employment with the Company.  In the event the Executive does not move his primary residence to the Council Bluffs area within six months of the Term of this Agreement commencing, the Executive will be required to lease or purchase a Second Residence (e.g., apartment, condominium, home) within reasonable daily commuting distance (i.e., within fifty (50) miles) of the Company’s offices.  All costs related to (i) the Second Residence, and (ii) traveling to/from the Executive’s current primary residence will be the sole responsibility of the Executive.

6.          Relocation Program.

(a) Eligibility:  The Executive will be eligible to participate in the Relocation Program upon notifying the Company that he has initiated the process of relocating his primary residence to the Council Bluffs, Iowa area.

(b) Relocation Bonus:  In the event the Executive completes relocation of his primary residence to the Council Bluffs area within six months of the Term of this Agreement commencing, the Executive will be awarded a Relocation Bonus of $20,000 cash and $20,000 in Equity Participation Units.  Equity Participation Units will be 100% vested as of their Grant Date.

(c) Reimbursement:  Subject to the limitations outlined below, the Company will reimburse the Executive for reasonable and customary relocation expenses for the following types of expenditures:

(i) Home Sale Assistance:  Realtor fees for selling current home (up to 6% of the home sale price), as well as home sale closing costs.

(ii) Home-Finding Trip:  Up to three days/nights including lodging, meals, and mileage for the Executive and his spouse.

(iii) Temporary Housing:  Rental (including utilities) of a furnished two-bedroom apartment/condo or extended-stay hotel near the Company’s offices will be provided for a period of up to sixty (60) days prior to the relocation of the Executive’s family and household goods to the new residence.

(iv) Other Transition and Housing Expenses:  For up to six months following the Term of this Agreement commencing:  (A)  if the Executive has not purchased or rented a primary residence in the Council Bluffs area, the Executive will be reimbursed for mileage (up to four trips per month) to/from his current home prior to the relocation of his primary residence; and (B) if the Executive has purchased or rented a primary residence in the Council Bluffs area, the Executive will be reimbursed for duplicate housing costs to include mortgage interest, property taxes, and homeowner insurance (up to $2,000.00 per month) for the Minnesota residence.

(v) Home-Purchase Closing Costs:  Closing costs on new home (e.g., inspections, filing fees, etc.), but not including points on mortgage – up to $10,000.00.

(vi) Movement of Household Goods:  Packing/loading/unloading by moving company, as well as storage of household goods for up to sixty (60) days.

(vii) Final Move:  For the Executive and spouse  – meals and mileage to new residence and hotel costs for initial 3 days after household goods are moved (up to $1,000.00).

If the Executive’s relocation is completed before the first anniversary of the Term of this Agreement commencing, the Executive’s maximum reimbursement for relocation expenses will be $60,000.00.  If the Executive’s relocation is completed after the first anniversary of the Term of this Agreement commencing, the Executive’s maximum reimbursement for relocation expenses will be $40,000.00.

(d) Miscellaneous Expenses Allowance:  The Company will make a lump sum payment to the Executive in the amount of $10,000.00 (not to be included in the gross-up discussed below) to cover miscellaneous expenses.  Payment will be made within thirty (30) days after movement of the Executive’s household goods to his new residence in the Council Bluffs area.  All applicable income and employment withholding will be deducted from this payment and it will not be subject to any accounting or further documentation as to purpose of, or method for, its use.

(e) Tax Assistance:  To the extent that the expenses reimbursed pursuant to Section 6(c) are not deductible to the Executive for federal income tax purposes, then the Company shall make an additional payment to the Executive as compensation for the income tax cost associated with such non-tax deductible.  Provided, however, the foregoing payment shall not, in any instance, exceed $15,000.00, and this payment shall not be made upon the $10,000 payment described in Section 6(d).  Payment to the Executive will be made no later than April 1st of the year following the year in which the Executive received reimbursement.

(f) Repayment:  If the Executive voluntarily terminates employment within twelve (12) months of the Term of this Agreement commencing, the Executive agrees to reimburse the Company for 100% of any payments made to the Executive under the Relocation Program.  In the event the Executive voluntarily terminates employment between twelve (12) and thirty-six (36) months after the Term of this Agreement commencing, the Executive will reimburse the Company for any such Relocation Program payments on a prorated basis.

(g) Primary Residence:  For purposes of this Agreement, the Executive will be deemed to have relocated his “primary residence” to the Council Bluffs, Iowa area if:

(i) the Executive purchases or signs a long-term lease (i.e., at least twelve (12) months) for a single-family residential dwelling that exists within a fifty (50) mile radius of the Company’s offices (the “Local Home”);

(ii) the Executive spends more than two hundred (200) days in the Council Bluffs area each year;

(iii) the Executive’s Local Home is the dwelling to which the Executive returns after an absence from the Council Bluffs area;

(iv) the Executive is legally registered to vote (or – if not registered – would be legally registered to vote) based on the Local Home’s address;

(v) the Executive’s driver’s license is issued based on the Local Home’s address;

(vi) the Executive is required to file a resident income tax return for the state in which the Local Home exists; and

(vii) the Executive has some portion of his mail delivered to the Local Home.

7.          Repayment; Clawback.  Notwithstanding any provision in this Agreement to the contrary, if the Company is required to restate any of its financial statements, other than restatements due solely to factors external to the Company such as a change in accounting principles or a change in securities laws or regulations with retroactive effect, then the Company may recover or require reimbursement of severance payments, bonuses, equity compensation awards (including profits from the sale of Company equity acquired pursuant to such awards) and/or other payments or benefits made to the Executive under this Agreement which are based on specific financial performance targets. In exercising its discretion to recover or require reimbursement of any amounts as a result of any restatement, the Company will give reasonable and due consideration to, among other relevant factors, the level of the Executive’s responsibility or influence, as well as the level of others’ responsibility or influence, over the judgments or actions that gave rise to the restatement.

8.         Confidentiality and Non-Disclosure.  The Executive expressly acknowledges and understands that as part of his job duties, he will be exposed to certain confidential information, client and potential client relationships, and supplier, licensee, or other business relationships of the Company (some of which may be developed by him in the course of his employment) (“Confidential Information”).  The Executive acknowledges such Confidential Information is the sole and exclusive property of the Company, constituting valuable, special and unique property of the Company in which it has and will have a protectable interest. In certain cases, the Company is party to licenses or other agreements which require the Company and its employees to maintain the confidentiality of information and all such information is included within the definition of Confidential Information for purposes of this Agreement.  The parties therefore agree that it is necessary to enter into this covenant to protect the Company’s interests.  Independent of any obligation under any other contract or agreement between the Executive and the Company, the Executive agrees to maintain the confidentiality of the Confidential Information as described in this Section 8 during the term of this Agreement and for a period of two (2) years following the voluntary or involuntary separation of the Executive’s employment for any reason whatsoever, or for any longer period required by a third-party contract of which the Executive is aware.

The Executive hereby further agrees to hold in a fiduciary capacity for the benefit of the Company all Confidential Information consisting of proprietary and confidential information, knowledge, ideas and data of the Company, including, without limitation, customer lists and the Company’s products, processes and programs relating in any way to the present or future business or activities of the Company, for the useful life of such Confidential Information and as long as such Confidential Information remains confidential.

If any court of competent jurisdiction shall determine that the foregoing covenants are invalid in any respect, the parties hereto agree that any court so holding may limit such covenant in time, in area or in any other manner which the court determines such that the covenant shall be enforceable against the Executive.

9.          Remedies.  In the event of the breach or threatened breach by the Executive of the provisions of Section 8 of this Agreement, the Company shall be entitled to an injunction restraining the Executive from such breach or threatened breach. Nothing contained herein shall be construed to prohibit the Company from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from the Executive.  Moreover, if the Company prevails against the Executive in whole or in part in any action to enforce this Agreement, whether for injunctive relief or damages or both, then in addition to whatever injunctive relief or damages may be awarded, the Company shall be entitled to its expenses and costs incurred in the successful pursuit of such action or portion thereof, including the Company’s reasonable attorneys’ fees.

10.         Severance Payments.

(a) Generally:  The Executive will be eligible for severance payment(s) if the Executive’s employment is terminated under certain conditions.  Specifically:

(i) If the Executive is terminated by the Company without Cause:

(A) The Executive will be eligible for a severance payment equal to six (6) months of his then-current base salary, plus one-half of his full Annual Incentive Bonus target (paid in monthly installments, less applicable withholdings).

(B) The Executive’s unvested Equity Participation Units will vest as of the date of his termination.  Proceeds for Equity Participation Units will be paid to the Executive in two equal installments: one payment within thirty (30) days of termination, and the second payment within thirteen (13) months of termination.

(ii) For a three (3) year period following a Change in Control, severance equal to twelve (12) months of the Executive’s then-current base salary, plus the Executive’s full Annual Incentive Bonus target will be paid to the Executive (in monthly installments, less applicable withholdings) for:

(A) a termination without Cause; or

(B) a voluntary termination by the Executive for “Good Reason,” which can be invoked if the new ownership takes certain actions without the Executive’s consent, such as:  (A) a material and adverse change in job title or a material diminution in authority, job duties or responsibilities; (B) a reduction in base salary or a material reduction in employment benefits; or (C) assignment to any work location more than fifty (50) miles from the Company’s current headquarters.

After the three-year period expires following a Change in Control, the Executive’s severance terms revert to subsection (a)(i) above.

If the Executive is entitled to severance under either subsection (a)(i) or (a)(ii), any unvested units granted to the Executive following Change in Control, if any, will vest as of the date of the Executive’s termination.

No severance will be due to the Executive if he voluntarily terminates employment or if his employment is terminated for Cause.

(b) Definitions:

For purposes of this Agreement, the term “Cause” means the Executive’s:  (i) willful and continued failure to substantially perform his duties as General Manager, President, or Chief Executive Officer after written demand for substantial performance is delivered to the Executive; (ii) conviction, plea of guilty or nolo contendere plea to a felony or the Executive’s performance of any criminal act involving dishonesty or moral turpitude; (iii) the Executive’s material violation of the Company’s written  policies or codes of conduct, including but not limited to, the Company’s written policies related to discrimination, harassment, performance of illegal or unethical activities, ethical misconduct and conflicts of interest, or the provisions of this Agreement; or (iv) willful  engagement in misconduct which has, or can reasonably be expected to have, a material adverse effect on the Company or its reputation.  A determination of “Cause” lies in the reasonable discretion of the Board.

For purposes of this Agreement, the term “Change in Control” means the occurrence of any one of the following events:

i.
Change in ownership of the Company:  A change in the ownership of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of equity of the Company that, together with the equity held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the equity of the Company.  However, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the equity of the Company, the acquisition of additional equity by the same person or persons is not considered to cause a change in the ownership of the Company or to cause a change in the effective control of the Company (within the meaning of paragraph (ii)). An increase in the percentage of equity owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its equity in exchange for property will be treated as an acquisition of equity for purposes of this paragraph (i).

ii.
Change in effective control of the Company:  A change in the effective control of the Company occurs on the date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of equity of the Company possessing fifty (50%) percent or more of the total voting power of the equity of the Company.

iii.
Change in ownership of a substantial portion of the Company’s assets:  A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  There is no change in control event under this paragraph (iii) when there is a transfer to an entity that is controlled by the unitholders of the Company immediately after the transfer. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to: (A) a unitholder of the Company (immediately before the asset transfer) in exchange for or with respect to its equity; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding equity of the Company; or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in (C).

For purposes of the foregoing, persons will not be considered to be acting as a group solely because they purchase or own equity of the Company at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of an entity that enters into a merger, consolidation, purchase or acquisition of equity, or similar business transaction with the Company. If a person, including an entity, owns equity in both the Company and an entity (“other entity”) that enters into a merger, consolidation, purchase or acquisition of equity, or similar transaction, with the Company such unitholder is considered to be acting as a group with other unitholders only with respect to the ownership in the other entity before the transaction giving rise to the change and not with respect to the ownership interest in the Company.

“Related Company” means:  (i) any Company that is a member of a controlled group of Companies (as defined in Section 414(b) of the Internal Revenue Code) that includes the Company); and (ii) any trade or business (whether or not incorporated) that is under common control (as defined in Section 414(c) of the Internal Revenue Code) with the Company.  For purposes of applying Internal Revenue Code sections 414(b) and (c), fifty percent (50%) is substituted for the eighty percent (80%) ownership level.

11.          Covenants Separable.  It is mutually understood and agreed by and between the parties that the covenants contained in Section 8 and any subsections thereof are fair and reasonable, and are reasonably required for the protection of the Company.  The parties further agree that the covenants are separable, severable and divisible in all respects, and the unenforceability of any specific covenant or undertaking shall not affect the validity of any other such covenants or undertakings.  In the event any provision hereof is held to be invalid, illegal or unenforceable for any reason or in any respect, such invalidity, illegality or unenforceability shall in no event affect, prejudice or disturb the remainder of this Agreement, which shall be in full force and effect, enforceable in accordance with its terms.

12.          Internal Revenue Code of 1986 Section 409A.  Notwithstanding any provision in this Agreement to the contrary, this Agreement shall be interpreted and administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations and other guidance issued thereunder to the extent applicable.  For purposes of determining whether any payment made pursuant to this Agreement results in a “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b), the Company shall maximize the exemptions described in such section, as applicable.  If the Executive is a specified employee (as defined in Treasury Regulation §1.409A-1(i)) upon separation from service (as defined in Treasury Regulation §1.409A-1(h)), then payment of any Section 409A deferred compensation amount shall be delayed for a period of six months and paid in a lump sum on the first payroll payment date following expiration of such six month period.  For purposes of conforming this Agreement to Section 409A of the Code, the parties agree that any reference to termination of employment, severance from service or similar terms shall mean a “separation from service” as defined in Treasury Regulation §1.409A-1(h).  Further, any reimbursements, gross-ups or in-kind benefits to be provided pursuant to this Agreement that are taxable to the Executive shall be subject to the following restrictions: (a) each reimbursement or gross-up must be paid no later than the last day of the calendar year following the Executive’s tax year during which the expense was incurred or tax was remitted, as the case may be; (b) the amount of expenses or taxes eligible for reimbursement, or in-kind benefits or gross-ups provided, during a tax year of the Executive may not affect the expenses or taxes eligible for reimbursement, or in-kind benefits or gross-ups to be provided, in any other tax year of the Executive; (c) the period during which any reimbursement or gross-up may be paid or in-kind benefit may be provided shall end one year after the Executive’s separation from service; and (d) the right to reimbursement, gross-up or in-kind benefits is not subject to liquidation or exchange for another benefit.  Notwithstanding the foregoing or any provision in this Agreement to the contrary, the Company does not warrant or promise compliance with Section 409A of the Code and neither the Executive nor any other person shall have any claim against the Company for any good faith effort taken by the Company to comply with Section 409A.

13.          Notice.  Any notice, request, consent or communication under this Agreement shall be effective only if it is in writing and personally delivered, sent by certified mail return receipt requested, postage prepaid, or nationally recognized express delivery service with delivery confirmed or telexed or telecopied with receipt confirmed, addressed as follows:

if to Executive:	Michael D. Jerke
21937 Carrbridge Court
Lakeville, MN 55044

if to the Company:	Southwest Iowa Renewable Energy, LLC
Attn: Chairman of the Board
10868 189th Street
Council Bluffs, IA 51503

or at such subsequent address as either party may designate to the other in writing, and shall be deemed to have been given as of the date when properly sent in accordance with the terms hereof.

14.          Entire Agreement. This Agreement, and the Equity Participation Unit Award Agreement dated as of the date hereof constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including without limitation the document reflecting Approved Employment Terms dated September 8, 2018, summarizing the terms of the Executive’s employment.

15.          Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

16.          Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Iowa (without regard to conflicts of laws provisions).

17.          Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors, assigns, heirs and personal representatives, including any entity with which, or into which, the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by the Executive.

18.          Severability. In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

19.         Counterparts.  This Agreement may be executed in any number of counterparts, including counterpart signature pages or counterpart facsimile signature pages, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.          Recitals. The recitals are incorporated herein and made a part hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

EXECUTIVE:	/s/ Michael D. Jerke
Michael D. Jerke

COMPANY:	SOUTHWEST IOWA RENEWABLE ENERGY, LLC

/s/ Karol King

Karol King, Chairman of the Board

Date: October 22, 2018